Exhibit 10.7

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

UNIVERSITY HEALTH NETWORK LICENSE AGREEMENT

This Agreement made as of the 4th day of April 2006 (the “Effective Date”) between the following Parties:

UNIVERSITY HEALTH NETWORK an Ontario corporation incorporated by special statute under the Toronto Hospital Act, 1997, having a principal office at 610 University Ave 7-504 Toronto, Ontario M5G 2M9

(hereinafter referred to as “UHN”)

-AND-

AMORFIX LIFE SCIENCES INC. a Canada corporation with offices located at 3080 Yonge St., Suite 6020 Toronto, Ontario, M4N 3M1, Canada

(hereinafter referred to as the “Licensee”)

BACKGROUND:

WHEREAS Neil Cashman (“Cashman”) while employed at the University of Toronto (“UT”) together with Avi Chakrabarrty and Rishi Rakhit, coinventors from UHN (“UHN-Coinventors”), have invented an SOD1 exposed dimer interface antibody (“Technology”), and have filed a US Provisional Patent application through UHN entitled “Methods and Compositions for Detecting Amyotrophic Lateral Sclerosis” on December 2nd, 2005 (the “Patent”) attached as Schedule A; and

WHEREAS Cashman disclosed the Technology to UT by way of an invention disclosure form, attached as Schedule B, (“UT Invention Disclosure”) on February 14, 2006; and

WHEREAS Cashman in the UT Invention Disclosure defined his inventive contributions and participation in the creation of the Technology (“Cashman-IP); and

WHEREAS subject to reserved rights by UT to use the Cashman-IP for teaching and administrative purposes and under UT Invention Policy, UT on March 29, 2006 approved for Cashman to sell the rights to Cashman-IP to the Licensee; and

WHEREAS UHN owns a portion of the Technology (“UHN-IP”), as defined in UHN Invention Disclosure dated November 16, 2005; and

WHEREAS Licensee, subject to approval by Toronto Stock Venture Exchange, wishes to commercialize, develop, manufacture, market, distribute and sell products which may be derived in whole or in part from the practice of the Technology and therefore desires to obtain a license to UHN’s ownership rights in the Technology; and

WHEREAS UHN is willing to grant a license under the terms and conditions set forth hereinafter.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1.0 - INTERPRETATION

1.1	Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Agreement” means this agreement and all Schedules attached hereto, and the terms “herein”, “hereunder”, “hereto” and such similar expressions shall refer to this Agreement;

(b)	“Confidential Information” of a party means any and all information of a Party and/or any of its affiliates (in this definition called the “Disclosing Party”) which has or will come into the possession or knowledge of the other Party and/or any of its affiliates (in this definition called the “Recipient Party”) in connection with or as a result of entering into this Agreement including information concerning the Disclosing Party’s past, present and future customers, suppliers, technology, markets, research and business. For the purposes of this definition, “Confidential Information” includes any and all Intellectual Property, Technology, Product, commercial, research, scientific, customer, or market information, analyses or conclusions drawn or derived therefrom, this Agreement and information developed or disclosed hereunder, or any Party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples, specimens, functions, Know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever;

(c)	“Contract Year” means each successive twelve calendar month period during the term of this Agreement. The first Contract Year shall begin on the Effective Date of this Agreement. The last Contract Year shall end on the day this Agreement expires, or is earlier terminated;

(d)	“First Commercial Sale” means the first sale of a Licensed Product and Services using the Technology in the Territory (as hereinafter defined), by Licensee or its affiliates (or their sub-licensee(s)) to any third party as evidenced by an invoice or other relevant document to such third party;

(e)	“Funded Research” means a pending Sponsored Research Agreement (“SRA”) between UHN and Licensee to develop Improvements by UHN at a gross estimated budget of $200,000, excluding the 30% institutional overhead costs.

(f)	“Gross Revenue” means gross amount invoiced by Licensee or others on its behalf for all Products and Services using the Technology. Any Products and Services used by the Licensee or by a non-arms-length third Party shall be deemed to be invoiced for the fair market value of the Product or Service. Gross Revenue does not include any Products or Services used by Licensee or non-arms-length third party prior to the First Commercial sale in a given territory;

(g)	“Including” means including without limitation;

(h)	“Improvements by UHN” means any and all improvements related to Amyotrophic Lateral Sclerosis (ALS), whether patentable or not, arising from a Funded Research agreement by Amorfix (“Funded Research”) to the Technology developed at UHN by or under the direction of Avi Chakrabarrty after the date of this Agreement;

(i)	“Intellectual Property” mean inventions, discoveries, written material, compounds, patentable and unpatentable information, Know-how, trade secrets, copyright, designs, plant breeders’ rights, integrated circuit topographies, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, Materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof;

(j)	“Intellectual Property Rights” means any rights in Intellectual Property, including ALS-related rights arising from the Funded Research, any regular or provisional patent applications filed in the U.S., Canada or any other jurisdiction, divisions, continuations, patents issuing thereon or renewals, or reissues, and any and all patents and patent applications in other countries corresponding thereto for the Technology;

(k)	“Know-how” means any information pertaining to the Technology which is not disclosed in a patent or published patent application. Know-how, as used herein, includes trade-secrets;

(l)	“License” shall have the meaning provided in Section 2.1;

(m)	“Materials” means any materials pertaining to the Technology which is disclosed and/or provided to the Licensee;

(n)	“Net Sales” means the Gross Revenue received by the Licensee net of standard industry discounts, refunds, returns, written-off bad debts and taxes, all as determined from the books and records of the Licensee, or its parent and subsidiaries, maintained in accordance with Canadian generally accepted accounting principles consistently applied;

(o)	“Notice” shall have the meaning provided in Section 13.0;

(p)	“Parties” means UI-IN and the Licensee collectively and “Party” means each individually;

(q)	“Product” means any product that includes, in whole or in part, the Technology and/or is manufactured using the Technology;

(r)	“Publication” means any means of making available to the public information by way of speech, talk, paper, drawing, photograph, printed work, tape, video recording or other electronic means, or any other disclosure given or distributed;

(s)	“Quarter Yearly Period” means each successive three calendar month period during the term of this Agreement ending January 31, April 30, July 31 and October 31 of each Contract Year. The first and last Quarter Yearly Periods may be less than three calendar months and will commence on the Effective Date of this Agreement and terminate on the date this Agreement expires or is earlier terminated respectively;

(t)	“Service” means any service provided using, in whole or in part, the Technology;

(u)	“Technology” means all allowed claims in Intellectual Property in and to the invention described in and/or listed in Schedule “A” and all Intellectual Property Rights related to or arising therefrom, excluding Improvements by UHN and Improvements by Licensee; and,

(v)	“Territory” means the World.

1.2	Sections and Headings. The division of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular article, section, subsection or Schedule refers to the specified article, section or subsection of or Schedule to this Agreement.

1.3	Number, Gender and Persons. In this Agreement, words importing the singular number shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4	Currency. All monetary amounts in this Agreement are in Canadian funds.

1.5	Schedules. The following Schedules are annexed to and form part of this Agreement:

Schedule A – Patent
Schedule B - UT Invention Disclosure
Schedule C Considerations

1.6	Accounting Principles. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

1.7	Best of Knowledge. “To the best of the knowledge” or “to the knowledge”, unless otherwise qualified hereunder means a statement of the declarent’s knowledge of the actual facts or circumstances to which such phrase relates without having made any inquiries or investigations in connection with such facts and circumstances.

ARTICLE 2.0 - GRANT OF RIGHTS

2.1	Licensee. Subject to the terms and conditions of this Agreement, UHN grants to Licensee an exclusive, license in any and all its rights to the Technology, including to manufacture, have manufactured, sell or have sold, and use the Technology, and to produce and reproduce work in the Technology or any substantial part thereof in the Territory, unless otherwise restricted by law (the “License”). The License will only be transferable by the Licensee with the whole business of the Licensee.

2.2	Buyout Option. Licensee is granted a buyout option where UHN shall assign its commercial rights to the Technology to Licensee in exchange for a lump sum payment. The monetary amount is defined in Schedule C. Briefly, the buyout amount is $180,000 less any previous milestone payment(s) for diagnostic righs and $800,000 less any previous milestone payment(s) for ALS-related therapeutic rights. Licensee shall pay UHN at the time of the execution of the assignment documents. This buyout option for the diagnostic shall terminate upon the first diagnostic Product approval in Canada, USA, Europe or Japan and the option for the therapeutic applications shall terminate upon initiation of the first Phase III clinical trial in any jurisdiction.

2.3	Restriction. The License granted to the Licensee under Section 2.1and the assignment under Section 2.2 herein is subject to UHN’s retention of its rights to use the Technology and Improvements by UHN without charge solely for research, scholarly publication, educational or other non-commercial use, subject to the Confidential Information provisions of this Agreement.

2.4	Improvements by UHN. UHN will notify the Licensee, in writing, of all ALS- related Improvements related to the Technology or arising from the Funded Research within fourteen (14) days from the date of a UHN Invention Disclosure (“Notice of Disclosure”). Licensee will have sixty (60) days after receiving the written Notice of Disclosure to notify UHN its intent, in writing, to license said improvement (.”Notice of Intent”) If UHN does not receive a Notice of Intent within sixty (60) days, UHN will be free to dispose of the Improvement by UHN as it sees fit. After a Notice of Intent has been received, an Amendment shall be made such that these Improvements will be included under the definition of Technology and terms hereunder. In the event that the technologies that are not ALS-related arose from Funded Research, Licensee shall have the first right of refusal to negotiate a new license within sixty (60) days from a written notice of UHN Invention Disclosure. Any such license shall be on terms and conditions that are consistent with other such licenses within the industry and satisfactory to UHN.

2.5	Sublicenses. The Licensee shall have the right to grant sublicenses or cross-licenses that are consistent with and no less favorable than the terms of this Agreement and that the sublicensee consents to be bound by the terms and obligations of this Agreement as if it were a Party hereto.

2.6	Technology Milestones and Best Efforts.

(a)	Licensee shall use best efforts to meet the following technical milestones for development of the Technology:

Year 2:
Develop assay to determine presence of DSE (“DSE” defined in the Patent as SED epitope) in human Cerebro-Spinal Fluid (“CSF”)

Year 3:
Develop assay to determine presence of DSE in human blood

Year 4:
Submit CSF or blood DSE assay for FDA regulatory evaluation

2.7	Failure to meet the milestones as set out in Section 2.6(a) or pay milestone payments due under Schedule C may result in termination of this Agreement, at UHN’s option and upon sixty (60) days notice to the Licensee.

2.8	The Licensee shall use best efforts to develop, commercialize and/or market the Technology licensed herein and to maximize Net Sales.

ARTICLE 3.0 - CONSIDERATION

3.1	Consideration. In consideration of the License granted herein, Licensee agrees to make payments to UHN according to Schedule C.

3.2	Date of Sale. Products and Services will be deemed sold 60 days after product is shipped by Licensee and invoiced

3.3	Interest. All monies payable to UHN by Licensee hereunder and not paid when due bear interest at the prime rate of interest quoted by the Bank of Canada, plus [***]% ([***] percent) per annum until the date paid to UHN. UHN will be entitled to that interest in addition to any other rights or remedies available to it in respect to default in payment by Licensee.

3.4	Withholdings. In the event that the Licensee is required by any law to withhold and/or make payments to tax authorities in respect of any payments payable by Licensee to UHN under this Agreement, the liability of Licensee under this Agreement shall be to that extent satisfied, and such amounts shall be deemed to have been paid to UT-IN on their due dates, provided that Licensee shall furnish to URN acceptable evidence of such payments.

3.5	Royalty Report. The Licensee shall prepare a report (the “Royalty Report”), setting out the Gross Revenue, the number of Products manufactured, and Services rendered, an itemized statement of all costs and disbursements and the Net Sales, if any, for the relevant period. For so long as the Gross Revenue of the Licensee is less than $10,000 in any consecutive 12-month period, the Licensee shall prepare one Royalty Report for every 12-month period. If no payments are due for any reporting period, then the Royalty Report shall so state. Once the Gross Revenue of the Licensee is at least $10,000 in any consecutive 12-month period, the Licensee shall prepare a Royalty Report for each Quarter Yearly Period. Royalty Reports are due within thirty (30) days of the end of the reporting period being reported.

3.6	Complete Records. The Licensee shall keep true and accurate records and hooks of account containing all data reasonably required for the computing of an verification of all payments owed by Licensee to UHN hereunder, including records for Gross Revenue, the number of Products manufactured and Services rendered, costs/disbursements, Net Sales in accordance with generally accepted accounting principles. Such records shall be maintained by the Licensee for at least six (6) years from the date of the payment to which such records are relevant.

3.7	Inspection of Records. The records specified in this Agreement shall be available for inspection to UHN or its duly appointed auditor for the sole purpose of verifying payments owed under this Agreement, during normal business hours at the principal place of business of the Licensee, upon reasonable notice to the Licensee. The costs of any such inspection shall be borne by UHN unless the report of an auditor shows that the Royalty Report was understated by more than five percent (5%), in which case the costs of the examination shall be paid by the Licensee.

3.8	Discrepancy in Records. In the event the said inspection conducted under Section 3.7 herein reveals any underpayment of royalties due to UHN, Licensee will promptly pay UHN the full amount of that underpayment together with interest thereon at the rate of interest referred to in Section 3.3 herein.

3.9	Patent Expiry. Subject to earlier termination as set forth in the Agreement, payment of royalties shall cease in any one country on the date when the last of the patents issued on the Technology expires in such country.

ARTICLE 4.0 - WARRANTIES AND COVENANTS

4.1	UHN Warranties. UHN represents and warrants to the Licensee that:

(a)	UHN is duly incorporated and organized and validly existing under the laws of Ontario and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	UHN has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement;

4.2	Licensee Warranties. The Licensee represents and warrants to UHN that:

(a)	the Licensee is duly incorporated and organized and validly existing under the laws of Canada and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)	the Licensee has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors and shareholders of the Licensee to be held for such purposes;

(c)	the execution and delivery of this Agreement by the Licensee and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Licensee under:

(d)	any agreement to which the Licensee is a party or bound by;

(e)	any of the terms and provisions of the constating documents or by-laws, or resolutions of the board of directors (or any committee thereof), of the Licensee;

(f)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Licensee;

(g)	any license, permit, approval, consent or authorization held by the Licensee; or

(h)	any applicable law, statute, ordinance, regulation or rule;

4.3	Limited Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET OUT IN THIS AGREEMENT:

(a)	URN EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, SAFETY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE TECHNOLOGY;

(b)	UHN DOES NOT WARRANT OR REPRESENT THAT ISSUED PATENTS, OR PENDING PATENT APPLICATIONS WILL ISSUE, OR WHEN ISSUED WILL BE VALID, OR THAT THE PRACTICE OF ANY TECHNICAL INFORMATION OR KNOW-HOW DISCLOSED TO LICENSEE PURSUANT TO THIS AGREEMENT DOES NOT CONSTITUTE INFRINGEMENT OF RIGHTS OF PERSONS NOT PARTIES HERETO. NOTWITHSTANDING THE FOREGOING, UHN WARRANTS THAT IT HAS NOT KNOWINGLY GRANTED RIGHTS ESSENTIALLY SIMILAR TO THIS LICENSE TO PERSONS NOT PARTIES HERETO-;

(c)	UHN SHALL NOT BE LIABLE TO THE LICENSEE FOR ANY DAMAGE, INCLUDING ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGE SUFFERED BY THE LICENSEE RESULTING FROM THE USE OF THE TECHNOLOGY LICENSED HEREIN. FURTHER, UHN MAKES NO REPRESENTATION THAT THE TECHNOLOGY LICENSED HEREIN IS FREE FROM DEFECT OR LIABILITY OF INTELLECTUAL PROPERTY INFRINGEMENT; AND

(d)	UHN’S ENTIRE LIABILITY TO THE LICENSEE FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED AN AMOUNT EQUAL TO THE SUM OF TOTAL ROYALTIES PAID BY THE LICENSEE TO UHN IN THE MOST RECENT 4 CONSECUTIVE QUARTER YEARLY PERIODS UNDER SECTION 3.1(I) HEREOF.

4.4	Licensee Covenants. The Licensee covenants and agrees for the benefit of UHN that it shall:

(a)	exercise the License granted herein in accordance with all applicable laws, statutes, ordinances, regulations, guidelines and rules, including, all applicable statutes and regulations and applicable guidelines set forth by the Canadian Institutes of Health Research (CIHR), National Institutes of Health (NIH) or other governmental agencies where applicable;

(b)	ensure that all employees, consultants, sublicensees, and any other persons having access to the subject matter of this Agreement are aware of any and all obligations under this Agreement, including any and all confidentiality obligations, and have agreed to be legally bound by them;

(c)	cause to be applied to pertinent papers denoting any Products or Services that same are produced or rendered under license from UHN;

(d)	cause to be applied to Products and Services where appropriate any markings required by applicable government statutes and laws to maintain continued validity and enforcement of Intellectual Property Rights and will confirm to UHN that such markings are required and if so, will confirm that same are being adhered to;

(e)	include terms and conditions in any agreement with its customers in connection with the Products and/or Services relating to the Technology limitations of representations, warranties and conditions, limits of liability and indemnities from its customers and users which extend the benefit of such provisions to UHN; and

ARTICLE 5.0 - MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS

5.1	Registration by UHN. UHN shall partially own all applications and registrations for Intellectual Property Rights for the Technology, as defined in UHN Invention Disclosure and own all rights to Improvements made solely by UHN. Licensee shall be responsible for the preparation, filing, prosecution and maintenance of patent applications.

5.2	Patent Cooperation. The Licensee shall have the right to identify any process, use or products relating to the Technology arising out of the Licensee’s Development Program, and/or any jurisdiction in which, in the opinion of the Licensee, a patent is necessary, and UHN shall, upon receipt of such request from the Licensee, take all reasonable steps to cooperate with the Licensee in the applications and filing of patents, provided that the Licensee pays all costs of applying for, registering, and maintaining any such patents in any jurisdiction in which the Licensee determines that a patent is required.

5.3	Information to UHN. Licensee will keep the UHN promptly informed of all patent applications and registrations by Licensee filed in accordance with Section 5.1 and 5.2 hereof, and the UHN shall have the right to comment on such applications within the timeframes of the patent filing process and deadlines. Licensee will endeavor to use all such comments of the UHN where practical and reasonable to modify such applications.

5.4	Cooperation and Notice. Each Party shall cooperate with the other Party fully in the preparation, filing, prosecution and maintenance of any applications and registrations for Intellectual Property Rights under Article 5 hereof, including executing all papers and instruments required in order to enable either Party to apply for, to prosecute and to maintain applications and registrations in any country. Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such applications or registrations, and shall at all times keep the other fully and promptly informed of all developments in the preparation, filing, prosecution and maintenance of any such applications or registrations.

5.5	Costs. The Licensee as of the Effective Date, shall assume all prior and future costs associated with the filing, maintenance, and prosecution of Intellectual Property Rights licensed to it under this Agreement, including for all patent and patent applications. Licensee will reimburse UHN for any and all such actual and reasonable documented costs incurred by UHN prior to the date of this Agreement (the “Prior Patent Costs”).

5.6	Infringement. If any infringement or threatened infringement of the Intellectual Property Rights under this Agreement is perceived by UHN or Licensee, the said Party will immediately notify the other Party giving particulars thereof. The Parties shall co-operate fully in the enforcement of any Intellectual Property Rights. Licensee shall have carriage and authority over the commencement, conduct and settlement of any infringement action against a third party, however; Licensee shall consult with UHN prior to such decisions. The Parties shall agree on any course of action taken.The Licensee shall be responsible for all reasonable costs, including legal fees, disbursements and awards by the Court against UHN or the Licensee pertaining to the enforcement of any Intellectual Property Rights. Any monies awarded to Licensee as result of any action or settlement shall first go to reimburse the Licensee for the costs. Any remainder monies shall then be treated as Net Sale income and UHN shall receive a royalty according to rates defined in Schedule C.

5.7	No Actions. Licensee agrees not to knowingly take any action which would jeopardize the obtaining or maintaining of UHN’s Intellectual Property Rights relating to the Technology.

5.8	No Challenges. The Licensee shall not challenge the validity of any of UHN’s Intellectual Property Rights under this Agreement.

ARTICLE 6.0 - CONFIDENTIAL INFORMATION

6.1	Confidentiality. The Licensee shall take all proper measures, and at least the same measures as it takes in respect of its own Confidential Information, to keep confidential the Confidential Information of UHN. The Licensee will ensure that everyone having access to the Confidential Information is under a legal obligation to maintain such Confidential Information in confidence and is duly informed of this obligation. The Licensee will neither use nor disclose to any other party any of the Confidential Information except as expressly permitted hereunder.

6.2	Exceptions. The above obligations of confidentiality set forth in this section, shall not apply to information and materials which:

(a)	are part of the public domain, or becomes part of the public domain without breach of Section 6.1 herein;

(b)	are obtained from a third party who is not under a duty of confidentiality respecting the Confidential Information and the third party has a legal right to disclose it;

(c)	are required to be disclosed by law or an order of a court, tribunal, or government agency, but the receiving Party shall promptly notify the disclosing Party and give the disclosing Party a reasonable opportunity to seek a confidentiality order or the like;

(d)	identified in writing as no longer constituting Confidential Information, by the Party whose Confidential Information it is to the Party to which it was disclosed; or

(e)	already known at the time of disclosure thereof to the Party to which it is disclosed, such that Party can show by written records was so already known.

6.3	Disclosure to Advisors. Notwithstanding the confidentiality obligations herein, each Party shall be permitted to disclose the terms of this Agreement without the prior written consent of the other Party to advisors, shareholders, investors, potential investors, underwriters and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

ARTICLE 7.0 - PUBLICATION

7.1	Publications. At the request of UHN or Licensee respectively, the Licensee or UHN shall acknowledge the contribution and ownership of UHN and/or Licensee to the Technology, Improvements by UHN or Improvements by Licensee, as the case may be. No Publication by a Party shall disclose the Confidential Information of the other Party without prior written consent of that Party.

ARTICLE 8.0 - TERMINATION

8.1	Term. Except as otherwise specifically provided for herein or mutually agreed to by the Parties, this Agreement and all the rights and obligations hereunder shall remain in full force and effect until the expiry of the last patent issued on any of the Technology under License in this Agreement.

8.2	Events of Termination. This Agreement shall terminate:

(a)	at least one day prior to the occurrence of any of the following events:

(i)	the Licensee files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt;

(ii)	the Licensee shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (or such other equivalent Act in the respective jurisdiction); or

(iii)	the appointment of a receiver or other similar representative for the Licensee by a court of competent jurisdiction;

(b)	at the discretion of UHN, UHN can immediately effect termination of this Agreement upon notice to the Licensee, if the Licensee materially breaches any of its obligations under this Agreement including payment of royalties and other considerations as required under Section 3.1, and fails to, refuses to, or cannot remedy the breach within hundred and twenty (120) days after being given written notice thereof by UHN in accordance with Section 13 hereof; or

(c)	at the end of the Term as defined in Section 8.1 or earlier if by mutual consent under Section 8.3

8.3	Termination by Mutual Consent. UHN and the Licensee may terminate this Agreement at any time by mutual consent, which consent shall be evidenced by a written agreement duly executed by both Parties.

8.4	Obligations on Insolvency. In the event that this Agreement is terminated for insolvency as described in Section 8.2, the License and any sublicenses or cross-licenses granted in accordance with this Agreement will be automatically terminated, and all rights of use of the Technology and Intellectual Property granted by UHN to the Licensee, or granted by the Licensee by way of sublicenses to sublicensees or cross-licenses to cross-licensees, shall revert to UHN. Notwithstanding exercise of the Buyout Option under section 2.2, UHN-IP and Improvements by UHN shall not in any manner form part of the assets of the Licensee or the assets of any cross-licensee or sublicensee of the Licensee.

ARTICLE 9.0 - EVENTS UPON TERMINATION/POST-TERMINATION

9.1	Post-Termination. In the event of termination of this Agreement:

(a)	Notwithstanding provisions of section 2.2, the Licensee shall cease and desist any use of the subject matter licensed under this Agreement and within thirty (30) days upon the request of UHN and in its sole discretion, destroy or return to UHN all of UHN’s property, including all UHN-IP and Confidential Information belonging to UHN, and cease to make, use, sell, or reproduce any or otherwise benefit from the UHN-IP or Improvements made solely by UHN. The Licensee; however, is entitled to keep one copy for archival purpose;

(b)	the Licensee shall within thirty (30) days of the termination, pay UHN all payments pursuant to Article 3 hereunder due by the day of termination;

(c)	all sublicenses or cross-licenses granted by the Licensee in relation to the UHN-IP and/or Improvements by UHN shall terminate;

(d)	each Party shall take all necessary steps in a prudent business manner to effect the orderly termination of this Agreement; and

(e)	the Licensee, and any sublicensees or cross-licensees, may continue to sell any existing stock of any Products manufactured or Services offered under License at fair market value and pay UHN royalties according to Article 3 herein.

9.2	Survival. The Parties agree the provisions of Articles 1, 4, 6, 7, 8, 9, 10, 11, 12, 13, 14 in their entirety and Sections 3.2-3.8 shall remain in force and effect after the termination of this Agreement, until such time as the Parties mutually agree to the release of the obligations contained therein.

ARTICLE 10.0 - INDEMNIFICATION

10.1	Indemnification. The Licensee for and in consideration of and as a condition to the granting of this License, agrees to indemnify, save harmless, and defend UHN, its directors, officers, researchers, inventors, employees, students, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses (including reasonable legal expenses), resulting from and arising out of this Agreement including but not limited to any product liability and Intellectual Property infringement or alleged infringement claims and any damages, losses, or liabilities, whatsoever with respect to death or injury to any person and damage to any property arising from this Agreement and the License granted herein, including the manufacture, design, distribution, offer for sale, of Products, materials, processes, information, or Technology produced in the course of or used in the results of any subject matter arising under this Agreement.

ARTICLE 11.0 - INSURANCE

11.1	(a)	Licensee Insurance. No later than thirty (30) days prior to the first use of Technology in humans, the Licensee, at Licensee’s expense, shall obtain and maintain appropriate general liability and product liability insurance (the “Licensee Insurance”) at an overall level, incident level, and deductible amount as are standard in the industry at such time (but in no case will the incident level be less than two (2) million and the overall level be less than two (2) million) naming both the Licensee and UHN as co-insured. The Licensee shall provide to UHN a Certificate of Insurance evidencing compliance with this provision within thirty (30) days prior to such first use and, in no event, shall the Licensee use the Technology in humans prior to the delivery to UHN of the Certificate of Insurance. The Licensee shall, at its own expense, obtain and maintain from the date required by this 11.1 (a) until the end of the Term of this Agreement (as described in Article 8 hereof) and for a period of six (6) years thereafter, the Licensee Insurance.

(b)	Sublicensees’ Insurance. The Licensee shall ensure that all approved sublicensees or cross-licensees, at the sublicensees’, cross-licensees’ or Licensee’s expense, obtain and maintain appropriate liability insurance at a level commensurate with the Licensee Insurance, naming both the Licensee and UHN as co-insured. The Licensee shall provide to UHN a Certificate of Insurance evidencing compliance with this provision, within thirty (30) days prior to the first use of the Technology in humans under any sublicense or cross-license agreement. The Licensee shall ensure that in no event, shall the sublicensee or cross-licensee use the Technology in humans under this or any sublicense or cross-license agreement prior to the delivery to UHN of the Certificate of Insurance. The Licensee shall ensure that sublicensees or cross-licensees, as the case may be and at no expense to UHN, obtain and maintain from the date required in by this Section 11.1 (b) until the end of the Term of this Agreement and for a period of six (6) years thereafter, a policy of appropriate liability insurance at a level commensurate with the Licensee Insurance.

(c)	Qualified Insurance. All insurance policies required in accordance with this Section 11.1 shall be obtained from a qualified insurance company licensed to do business in the jurisdictions governed by this Agreement.

(d)	Notice. All insurance policies required in accordance with this Section 11.1 shall provide for fifteen (15) business days written notice by the insurer to the Licensee and UHN by registered or certified mail in the event of any modification, cancellation or termination of such insurance policy.

(e)	Copy of Policy. The Licensee shall, on written request, provide UHN with a copy of the insurance policy in force at the time of the request and this provision shall survive the termination or expiration of this Agreement.

(f)	Incomplete Insurance. In the event the Licensee is unable to obtain the insurance coverage required by this Article, or if any portion of the Licensee Insurance or other required coverage is cancelled and not immediately replaced, the Licensee shall promptly inform UHN and UHN may at its sole option maintain such insurance as it reasonably considers necessary, at the expense of the Licensee. If UHN is unable or unwilling to secure such insurance as it reasonably considers necessary and the Licensee continues to use the Technology in humans, then UHN shall be free to terminate this Agreement in accordance with Section 8.2(b) hereof.

ARTICLE 12.0 - DISPUTE RESOLUTION

In the event of any dispute, controversy or claim among the Parties arising out of or in connection with this Agreement, or the breach thereof, or in respect of any defined legal relationship associated therewith or derived therefrom, the Parties agree to resolve the dispute in accordance with the following procedures:

12.1	(a)	Good Faith Negotiations. A Party may notify the other Party in writing that a dispute has arisen. The Parties will, in the first instance, attempt to resolve the dispute, controversy, claim or allegation of breach by entering into good faith negotiations. The Parties shall meet to attempt, in good faith, to resolve the dispute by negotiation, either directly or through the assistance of such advisors as they may engage.

(b)	If, within seven (7) days, the Parties do not reach agreement on the resolution of the dispute, the Parties agree to proceed to mediation as set out in Section 12.2 below.

12.2	(a)	Mediation. Subject to Section 12.1, the Parties shall mediate their dispute before a mediator who is a member of Ontario’s Mandatory Mediation Program Roster of mediators. If the Parties fail to agree on a mediator within fourteen (14) days after the decision to proceed to mediation, either Party may apply to a court of competent jurisdiction to appoint an appropriately qualified mediator.

(b)	Mediation shall be carried out by the mediator within twenty-one (21) days of the mediator’s appointment.

12.3	(a)	Arbitration. Subject to Sections 12.1 and 12.2, if the Parties fail to resolve their dispute within seven (7) days of the start of the mediation, the Parties will appoint an arbitrator who will conduct an arbitration of the dispute. If the Parties cannot agree on a mutually acceptable arbitrator within seven (7) days of the decision to proceed to arbitration, either Party may apply to a court of competent jurisdiction to appoint an appropriately qualified arbitrator.

(b)	The arbitration shall be conducted in accordance with the Arbitration Act, 1991 (Ontario) and the arbitrator shall also be empowered to hear injunctive proceedings in accordance therewith.

(c)	Notwithstanding Section 12.4 below, the arbitrator may include in its award an order as to the payment of the costs of the proceedings and reasonable counsel fees. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs, provided, however, that the Parties specifically agreed that the officer taxing such costs need not be bound by any statutory scale of costs.

(d)	The arbitrator will make its decision in writing within fifteen (15) days of the hearing and, unless the Parties otherwise agree, the arbitrator’s reasons will be set out in the award. The award shall be final and binding on the Parties and shall not be subject to any appeal although either Party may request clarification of the award and the arbitrator’s reasons.

(e)	The Parties consent to the award of the arbitrator being entered in any court having jurisdiction for the purposes of enforcement. In addition, if it appears to any Party that the arbitrator lacks the power to give effective interim relief, such Party may apply to any appropriate court for such relief.

(f)	All matters in dispute, all claims, submissions, evidence and findings, and the award itself shall be kept confidential by the arbitrator, and no information regarding any of the foregoing will be released to any third party or otherwise made public without the written consent of the Parties, except as otherwise contemplated herein and except for such information which is not Confidential Information.

(g)	The Parties may with mutual consent, expand or abridge the time periods provided for in this Section 12.

12.4	(a)	General. Subject to the immediately following sentence, the expenses of the mediation or arbitration shall be borne equally by the Parties{ unless otherwise determined by}. Notwithstanding the foregoing, the mediator or arbitrator may include in his or her award an order as to the payment of the costs of the proceedings and reasonable counsel or other advisor fees. Any party ordered to pay costs may avail itself of any procedure for the taxing of costs, provided, however, that the parties specifically agree that the officer taxing such costs need not be bound by any statutory scale of costs.

(b)	All meetings and hearings will be in private unless the Parties otherwise agree.

(c)	Any Party may be represented at any meetings or hearings by legal counsel or any other advisor.

12.5	Termination under Article 8.2 and/or for inadequate insurance under Article 11 shall not be subject to Article 12.

ARTICLE 13.0 - NOTICE

13.1	Notice. All Notices which are required or permitted to be given hereunder including judicial payment notices must be in writing. All such Notices must be sent as follows:

to UHN:

Attention :	Bob McArthur Director, Research Business Development Office University Health Network 101 College Street -- Suite 150 Heritage Building — MaRS Centre Toronto, Ontario M5G 1L7

Telephone No.: [***]
Facsimile No.: [***]

and to Licensee:

Attention:	Dr. George Adams President and CEO Amorfix Life Sciences Ltd. 3080 Yonge Street, Suite 6020 Toronto, M4N 3N1

Telephone No.: [***]
Facsimile No.: [***]
email: [***]

or to such other address as the recipient may have designated by Notice given in accordance with this Section. Any such Notice may be delivered by hand, by registered mail, or sent by facsimile and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending, if sent by telecopy.

ARTICLE 14.0 - GENERAL

14.1	Entire Agreement. The Parties hereto acknowledge that this Agreement and its Schedules, together with Ancillary Agreements, set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

14.2	General Assurances. The Parties hereto agree to do all such things and to execute such instruments and documents as may be necessary or desirable in order to carry out the provisions and intent of this Agreement.

14.3	Enure to Benefit. This Agreement shall enure to the benefit of and be binding upon the respective Parties hereto and, where the context admits or requires, their respective permitted successors or assigns.

14.4	Assignment. This Agreement cannot be assigned, sold, transferred or encumbered in any manner by the Licensee (1) without the expressed written consent of UHN, which consent will not be unreasonably withheld, or (2) with the whole business of the Licensee.

14.5	No Use of Names. The Licensee shall not use the name trade-mark or trade-name of UHN in connection with any products, publicity, promotion news release, advertising or similar public statements or otherwise without the prior written consent of UHN.

14.6	No Joint Venture. Each Party is and will remain at all times independent of each other. The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other. No representation will be made or acts taken by any of the Parties which could establish any apparent relationship of agency, joint venture, partnership or employment.

14.7	Waiver. No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Further, no failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

14.8	Time of the Essence. Time is of the essence in this Agreement and of each and every term and condition hereof.

14.9	Joint Preparation. This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against any party.

14.10	Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada and shall be treated as an Ontario contract. Each Party subject to Article 12.0 irrevocably and unconditionally submits to the non-exclusive jurisdiction the courts of such Province and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

14.11	Severability of Provisions. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or the Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

14.12	Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations herein by acts of God, war, strikes, riots, storms, fires, governmental orders or restrictions or any other cause beyond its control, the payment of royalties, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of royalties which has accrued for payment prior to, or after such cause shall not be excused.

14.13	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

UNIVERSITY HEALTH NETWORK (UHN)

Per:	/s/ Christopher Paige
Name: Dr. Christopher Paige
Title: Vice President Research

AMORFIX LIFT SCIENC

Per:	/s/ George Adams
Name: Dr. George Adams
Title: President and CEO

SCHEDULE A
(Technology)

[Intentionally omitted]

Schedule B

UT Invention Disclosure

[Intentionally omitted]

Schedule C

Milestone Payments

Diagnostic	Payment
Upfront fee upon signing of UHN-IP rights and inclusion of any Improvement developed by UHN under Funded Research for diagnostic use	$[***]
a. Detection of Disease Specific Epitope in CSF (“DSE” defined in the Patent as SED epitope in CSF samples in humans)	$[***]
b. Detection of DSE epitope in blood samples	$[***]
c. First product approval in Canada, USA, Europe or Japan	$[***]
Therapeutic
Upfront fee upon inclusion of any Improvement developed by UHN under Funded Research for therapeutic use	$[***]
a. Completion of Phase I studies	$[***]
b. Completion of Phase II studies	$[***]
c. Completion of Phase III studies	$[***]
d. First product approval in Canada, USA, Europe or Japan	$[***]

Buyout Payments under section 2.2

Diagnostic	Payment
Upon signing of this Agreement	$[***]
a. Detection of Disease Specific Epitope in CSF (“DSE” defined in the Patent as SED epitope in CSF samples in humans)	$[***]
b. Detection of DSE epitope in blood samples	$[***]
Therapeutic
Upon signing of this Agreement	$[***]
a. Completion of Phase I studies	$[***]
b. Completion of Phase II studies	$[***]

Royalty

Application of Technology or Improvements from Funded Research	Percent Royalty rate from Net Sales received by the Licensee or sublicensees in each Quarter Yearly Period for all Products and
Services sold. Each payment shall be made within thirty (30)
days of the end of each Quarter Yearly Period; and,
Diagnostic	[***]%
Therapeutic	[***]%

SCHEDULE “A”

Patent Description

Title: Methods and Compositions for Detecting Amyotrophic Lateral Sclerosis

Patent application: [***]

SCHEDULE “B”

Invention Disclosure

SCHEDULE “C”

Cashman Assignment to University

SCHEDULE “D”

University Assignment to Cashman